MIDDLESEX WATER COMPANY ANNOUNCES
FIRST QUARTER RESULTS

ISELIN, NJ, (May 6, 2011)   Middlesex Water Company (the “Company”), (NASDAQ:MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, today announced operating revenues for the quarter ended March 31, 2011 of $24.0 million, up $2.4 million from the same period in 2010. Net income increased $1.1 million to $2.6 million.  Basic and diluted earnings per share increased to $0.17 for the three months ended March 31, 2011, compared to $0.11 for the same period in 2010.
First Quarter Operating Results
Operating revenues for the three months ended March 31, 2011 increased $2.4 million from the same period in 2010. Revenues in the Company’s Middlesex system in New Jersey increased $2.0 million primarily due to the full effect of a 13.5% rate increase granted in late March 2010.  Customer growth in our Delaware system, Tidewater Utilities,  increased revenues by $0.1 million and revenues from our non-regulated operating contracts increased $0.1 million.  All other subsidiaries revenues increased $0.2 million.
Operation and maintenance expenses for the three months ended March 31, 2011 increased $0.4 million compared to the same period in 2010.  This increase was primarily due to an additional $0.2 million in employee healthcare costs and postretirement benefit plan expenses, $0.2 million in increased labor costs due to higher average labor rates and lower capitalized labor, $0.2 million of additional information technology support costs and $0.2 million in increases for miscellaneous other items.  These increases were offset by cost savings of $0.4 million, primarily in the areas of chemicals and sludge disposal as well as lower costs due to a reduced number of water main breaks.
 “Timely recovery of capital investments through rate relief along with growth in our Delaware customer base and added demand for non-regulated contract operations helped grow revenue in the first quarter,” said Dennis Doll, Chairman, President and CEO of Middlesex Water.  “We remain focused on managing risk, controlling expenses and evaluating profitable growth opportunities.  In addition, we look forward to continued improvement in our business processes and enhanced service to customers through further integration of various business systems technology applications,” added Doll.
Board Declares Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.1825 per share, payable June 1, 2011 to common shareholders as of May 16, 2011.  The Company has paid cash dividends in varying amounts continually since 1912.  The Company has a Dividend Reinvestment Plan under which dividends and optional cash payments can be used to purchase additional shares of Common stock.
Annual Meeting of Shareholders
The Company will host its Annual Meeting of Shareholders on Tuesday, May 24, 2011, beginning at 11:00 EDT at its corporate headquarters in Iselin, NJ.

About Middlesex Water Company
Middlesex Water Company, organized in 1897, is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware.  The Company and its New Jersey subsidiaries – Pinelands Water Company and Pinelands Wastewater Company—are subject to the regulations of the Board of Public Utilities of the State of New Jersey.  Middlesex Water operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy), Inc.  Middlesex Water also provides contract operations services and a service line maintenance program through its non-regulated subsidiary, Utility Service Affiliates, Inc.  The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company, and Tidewater Environmental Services, Inc. (TESI) are subject to the regulations of the Public Service Commission in Delaware.  TESI provides regulated wastewater utility services.  White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware.  Twin Lakes Utilities, Inc. provides water services to residents of Shohola, Pennsylvania and is subject to the regulations of the Pennsylvania Utility Commission. These companies are also subject to various Federal, State and regulatory agencies concerning water and wastewater effluent, quality standards.
For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey  08830
(732) 638-7549
www.middlesexwater.com

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended March 31,
	2011	2010

Operating Revenues	$23,996	$21,645

Operating Expenses:
Operations and Maintenance	14,031	13,594
Depreciation	2,412	2,204
Other Taxes	2,785	2,559

Total Operating Expenses	19,228	18,357

Operating Income	4,768	3,288

Other Income (Expense):
Allowance for Funds Used During Construction	194	294
Other Income	157	170
Other Expense	(49)	(17)

Total Other Income, net	302	447

Interest Charges	1,214	1,424

Income before Income Taxes	3,856	2,311

Income Taxes	1,226	751

Net Income	2,630	1,560

Preferred Stock Dividend Requirements	52	52

Earnings Applicable to Common Stock	$2,578	$1,508

Earnings per share of Common Stock:
Basic	$0.17	$0.11
Diluted	$0.17	$0.11

Average Number of Common Shares Outstanding:
Basic	15,576	13,538
Diluted	15,839	13,801

Cash Dividends Paid per Common Share	$0.1825	$0.1800